                                                                      EXHIBIT 12

                                              THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                              --------------------------   --------------------------
                                                  1998          1997          1998            1997
                                              -----------    -----------   -----------    -----------
DETERMINATION OF RATIO OF EARNINGS TO
   FIXED CHARGES:

(Loss) earnings before (benefit) provision for
   income taxes and extraordinary charge      $  (630,062)   $ 1,763,399   $(3,992,395)   $ 3,409,035

Fixed charges
   Amortization of deferred financing costs       243,275                      328,435
   Interest expense                             2,876,107        785,492     4,392,314      1,557,587
                                              -----------    -----------   -----------    -----------
Earnings before fixed charges                   2,489,320      2,548,891       728,354      4,966,622

Fixed charges
   Amortization of deferred financing costs       243,275                      328,435
   Interest expense                             2,876,107        785,492     4,392,314      1,557,587
                                              -----------    -----------   -----------    -----------
Total fixed charges                             3,119,382        785,492     4,720,749      1,557,587

Ratio of earnings to fixed charges                  0.80X          3.24X         0.15X          3.19X
                                              ===========    ===========   ===========    ===========

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